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                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                      VANGUARD STAR FUND -- STAR PORTFOLIO

1. Average Annual Total Return (As of December 31, 1994)
                 n
        P (1 + T)  = ERV

     Where:    P = a hypothetical initial payment of $1,000

               T = average annual total return

               N = number of years

             ERV = ending redeemable value at the end of the period

    EXAMPLE:

      One Year
           P =   $1,000
           T =   -0.21%
           N =   1
         ERV =   $997.89

     Five Year
           P =   $1,000
           T =   7.91%
           N =   5
         ERV =   $1,463.46

      Ten Year
           P =   $1,000
           T =   10.95%*
           N =   10
         ERV =   $2,757.66*

---------------
*Since the Fund's inception on March 29, 1985.

2. YIELD (30 Days Ended December 31, 1994)

                            a - b
                            -----     6
                Yield = 2[( c X d + 1)  - 1]

        Where:   a = dividends and interest paid during the period

                 b = expense dollars during the period (net of reimbursements)

                 c = the average daily number of shares outstanding during
                     the period

                 d = the maximum offering price per share on the last day of the period

    Example      a = $13,743,477.48
                 b = $0.00
                 c = 288,336,883.494
                 d = $12.60
             Yield = 4.58%